PRESS RELEASE

FEBRUARY 20, 2002

SAUER-DANFOSS INC. REPORTS FOURTH QUARTER 2001 RESULTS

AMES, Iowa, USA, February 20, 2002 — Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced its financial results for the fourth quarter ended December 31, 2001.

FOURTH QUARTER REVIEW

Results of Fourth Quarter Meets Expectations

Results for the fourth quarter 2001 were a net loss of $4.0 million, or $0.08 per share. This compares to a net income for the fourth quarter 2000 of $3.3 million, or $0.07 per share.  Net income per share for the fourth quarter of 2000, excluding one-time merger-related costs of $0.03 per share, was $0.10.

Market Downturn Affects Sales

Net sales for the quarter of $189.1 million, decreased by 3.5 percent compared with sales for the fourth quarter 2000 of $195.9 million.  If sales from acquisitions completed in 2001 were excluded, sales on a comparable basis fell by 12.1 percent

When comparing the fourth quarter 2001 with the same quarter last year, sales into the road building market were up 10.5 percent and sales into the agriculture market were up 7.5 percent.  Turf care market sales were down 14.6 percent, construction was down 6.9 percent, specialty vehicle was down 6.3 percent, and sales into the distributor market were down 4.8 percent.

Signals of Stabilizing Demand

Total backlog at the end of the fourth quarter 2001 was $319.9 million, down 14.7 percent from last year’s fourth quarter.  Orders received for the fourth quarter 2001 were $229.8 million, down 5.2 percent from the same period last year.  Orders were down by 14.5 percent if 2001 acquisitions were excluded.

Executive Offices: 2800 East 13th Street, Ames, Iowa 50010 · Krokamp 35, D-24539 Neumünster ·
DK-6430 Nordborg

David Pfeifle, President and Chief Executive Officer, commented, “Our sales and earnings for the quarter came in as expected and continue to reflect the weakness of the economy and the markets we serve.  However, we are seeing indications that our markets have stabilized and may be turning up.  For example, the declines in sales, orders and backlogs in the fourth quarter have all slowed compared to the third quarter.  Additionally, sales into the road building and agriculture markets were both up this quarter, making a significant improvement over the third quarter, when sales into all markets were down.”

TWELVE MONTH REVIEW

Earnings and Sales Reflect Market Situation

Net income for full year 2001 was $4.7 million, or $0.10 per share, compared with net income for the prior year of $26.9 million, or $0.69 per share.  Earnings per share for full year 2000, excluding one-time restructuring and amortization costs of $0.22 per share, were $0.91.

Net sales for full year 2001 were $855.3 million, an increase of 9.3 percent over sales of $782.5 million for 2000.  On a comparable basis, including the sales of Danfoss Fluid Power for the full year of 2000 and excluding sales of acquisitions completed in 2001, net sales were down 9.5 percent.

Cash Flow Performance Provides for Internal Funding of Capital Expenditures

Cash provided from operations amounted to $68.0 million for the full year 2001 and capital expenditures were $69.7 million, level with the prior year.

SEGMENT RESULTS

North American Results Reflect Full Impact of Depressed Markets

North American fourth quarter 2001 net sales were $92.1 million, a decrease of 11.9 percent from fourth quarter 2000 sales of $104.5 million.  Results for North America for the fourth quarter 2001 were a loss of $3.7 million compared with a net loss of $1.9 million for the prior year.  Total backlog at the end of the fourth quarter 2001 was $213.6 million, down 12.5 percent from last year’s level of

$244.1 million.  Orders received for the quarter were $125.3 million, a decrease of 4.6 percent over the same period last year, and a decrease of 8.7 percent excluding the effect of 2001 acquisitions.

Europe’s Softening Follows on the Heels of American Weakness

European fourth quarter 2001 net sales were $85.8 million, down 4.9 percent from fourth quarter 2000 sales of $90.2 million.  Net income for Europe for the fourth quarter 2001 was $1.6 million compared with net income of $5.1 million for the prior year period.  Total backlog at the end of the fourth quarter 2001 was $119.7 million, down 23.7 percent from last year’s level of $156.9 million.  Orders received for the fourth quarter 2001 were $88.1 million, down 18.2 percent on the same period last year.

Asian Engagement Widens and Contributes to Sales Growth

Fourth quarter 2001 net sales for Asia-Pacific were $11.2 million compared to $1.2 million in 2000. Fourth quarter results reflect the sales contributed from Sauer-Danfoss’ recently established joint venture companies in Japan, as well as the sales contributed from the sales and distribution companies in Australia, Singapore and Japan, which were acquired from Danfoss A/S in January 2001.  Excluding the sales from acquisitions in the quarter, sales were level with prior year.

ACQUISITIONS

During the fourth quarter Sauer-Danfoss announced the pending acquisition of the low voltage electric motor business of Thrige Electric.  On February 19, 2002, Sauer-Danfoss announced the acquisition of a minority share in Comatrol S.p.A, an Italian manufacturer of hydraulic cartridge valves and HIC manifolds.

“We are continuing to execute on our strategy to expand our product lines, enhance our technological expertise and drive growth through opportunistic acquisitions and joint venture activities,” said Klaus Murmann, Chairman.  “Of note, our strong cash flow enables us to continue to deliver on this strategic plan and position our Company for the long term, despite the challenging economic environment.  In particular, the recently announced acquisitions of Thrige Electric and a minority share in Comatrol S.p.A. position Sauer-Danfoss to strengthen our competitive advantage by enabling us to offer our global customers key new electronic and hydraulic technologies in the mobile equipment market.”

OUTLOOK

Market Demand Stabilized

Pfeifle stated, “Although we believe that our markets have stabilized, we remain uncertain as to when and to what extent we will see a rebound in the markets we serve.  We have yet to see a sustainable trend of improvement in any of our markets, despite the lower sequential decline in sales, orders and backlogs reported in the fourth quarter.  Taking into account a steep decline from strong sales numbers early in 2001, we are conservatively anticipating little growth in the markets that we serve for all of 2002.”

Profit and Cash Flow Enhancing Measures Will Pay Off

Pfeifle concluded, “During 2001, we focused on reducing costs and improving the efficiency of our operations.  We recently launched an initiative to make a step change in lowering our fixed costs, both in our factories and in our offices, and we expect to see the positive impacts of this initiative starting in the second quarter.  With this initiative, our objective is to position the Company to deliver stronger financial performance to our shareholders, despite our current lower level of sales.  Importantly, our leaner cost structure will also provide significant earnings leverage when our markets rebound. Our investments in new machining and tooling over the last two years provide us with the technology and capacity to take advantage of any increase in demand.”

2002 Outlook

Expectations for full year 2002 are:

•     Sales flat to up slightly

•     Savings from fixed cost reduction initiative $10 - $15 million pre-tax

•     Earnings per share of $0.30 - $0.45

•     Capital expenditures of $40 - $50 million

•     Cash flow to continue to be very positive in 2002

•     Will continue to pursue selected acquisitions, but expect minimal activity in 2002

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment. Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the Americas and the Asia-Pacific region, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark. More details online at www.sauer-danfoss.com.

This press release contains “forward-looking statements”, statements regarding matters that are not historical facts, but rather are subject to risks and uncertainties.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  These statements are based on current financial and economic conditions and rely heavily on the Company’s interpretations of what it considers key economic assumptions.  Actual future results may differ materially depending on a variety of factors, including, but not limited to, changes in: global economic factors, including foreign currency movements and difficulties entering new markets; general economic conditions, including interest rates; specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; major customers’ product and program development plans and the Company’s role in such plans; business relationships with major customers and suppliers;  energy prices; pricing and product initiatives and other actions taken by competitors; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing;  labor relations; the Company’s execution of internal performance plans; and other business conditions.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent quarterly report on Form 10-Q and other filings with the Securities and Exchange Commission.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

	13 Weeks Ended		Year Ended
	December 31, 2001	December 31, 2000	December 31, 2001	December 31, 2000
	(Dollars in thousands except share and per share data)
Net sales	189,062	195,920	855,279	782,537
Cost of sales	148,084	148,366	662,046	581,526
Gross profit	40,978	47,554	193,233	201,011
Selling	21,477	11,951	63,318	40,874
Research and development	9,138	6,992	38,054	29,874
Administrative	13,388	15,471	59,485	57,302
Restructuring charges	—	2,255	—	11,232
Total operating expenses	44,003	36,669	160,857	139,282
Income (loss) from operations	(3,025)	10,885	32,376	61,729
Nonoperating income (expenses):
Interest expense, net	(4,221)	(3,312)	(17,377)	(11,194)
Minority interest	(1,105)	(2,793)	(7,882)	(9,660)
Other, net	311	642	482	3,278
Income (loss) before income taxes	(8,040)	5,422	7,599	44,153
Income taxes	4,012	(2,123)	(2,869)	(17,228)
Net income (loss)	(4,028)	3,299	4,730	26,925
Net income (loss) per share:
Basic and diluted net income (loss) per common share	(0.08)	0.07	0.10	0.69
Basic weighted average shares outstanding	47,395	45,304	46,977	39,216
Diluted weighted average shares outstanding	47,399	45,305	46,980	39,217
Cash dividends per common share	0.07	0.07	0.28	0.28

BUSINESS SEGMENT INFORMATION BY GEOGRAPHIC AREA (unaudited)

	13 Weeks Ended		Year Ended
	December 31, 2001	December 31, 2000	December 31, 2001	December 31, 2000
	(Dollars in thousands)
Net sales
North America	92,096	104,492	449,265	449,343
Europe	85,765	90,230	378,435	327,410
Other	11,201	1,198	27,579	5,784
Total	189,062	195,920	855,279	782,537
Net income (loss)
North America	(3,708)	(1,941)	(3,988)	12,449
Europe	1,569	5,082	10,560	16,776
Other	(1,889)	158	(1,842)	(2,300)
Total	(4,028)	3,299	4,730	26,925

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	Year Ended
	December 31, 2001	December 31, 2000
	(Dollars in thousands)
Cash flows from operating activities:
Net income	4,730	26,925
Depreciation and amortization	69,474	53,338
Minority interest in income of consolidated companies	7,882	9,660
Net change in receivables, inventories, and payables	(1,303)	(13,724)
Other, net	(12,778)	5,522
Net cash provided by operating activities	68,005	81,721
Cash flows from investing activities:
Purchases of property, plant and equipment	(69,697)	(67,931)
Payments for acquisitions, net of cash acquired	(41,510)	5,386
Proceeds from sales of property, plant and equipment	1,064	378
Net cash used in investing activities	(110,143)	(62,167)
Cash flows from financing activities:
Net borrowings on notes payable and bank overdrafts	81,124	16,976
Net borrowings (repayments) of long-term debt	(20,852)	12,411
Repurchase of common stock	—	(5,722)
Cash dividends	(13,275)	(11,440)
Net borrowings to minority interest partners	—	—
Distribution to minority interest partners	(13,500)	(6,819)
Net cash provided by financing activities	33,497	5,406
Effect of exchange rate changes	(1,789)	(5,267)
Net (decrease) increase in cash and cash equivalents	(10,430)	19,693
Cash and cash equivalents at beginning of year	24,754	5,061
Cash and cash equivalents at end of year	14,324	24,754

CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

	December 31, 2001	December 31, 2000
	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	14,324	24,754
Accounts receivable, net	134,586	134,349
Inventories	141,652	146,584
Other current assets	11,593	9,823
Total current assets	302,155	315,510
Property, plant and equipment, net	423,195	422,986
Other assets	148,158	102,467
Total assets	873,508	840,963

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and bank overdrafts	52,608	42,902
Long-term debt due within one year	3,756	4,205
Accounts payable	57,096	73,814
Other accrued liabilities	38,504	67,978
Total current liabilities	151,964	188,899
Long-term debt	242,435	198,632
Long-term pension liability	31,651	29,828
Deferred income taxes	39,242	25,956
Other liabilities	35,451	25,398
Minority interest in net assets of consolidated companies	25,581	29,853
Stockholders’ equity	347,184	342,397
Total liabilities and stockholders’ equity	873,508	840,963